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                                                                    EXHIBIT 23.5

CONSENT OF DELOITTE & TOUCHE

We consent to use in this Registration Statement of FTP Software, Inc. on Form S-4 of our report dated February 8, 1995 (May 3, 1995 as to the first paragraph of Note 7) relating to the consolidated financial statements of Firefox Communications Inc. as of December 31, 1994 and for the years ended December 31, 1993 and 1994, appearing in the FTP Software, Inc./Firefox Communications Inc. Joint Proxy Statement, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Joint Proxy Statement.


DELOITTE & TOUCHE
Chartered Accountants
Birmingham, England
June 24, 1996